UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 5, 2017

Tailored Brands, Inc.

(Exact name of registrant as specified in its charter)

Texas (State or other jurisdiction of incorporation)	1-16097 (Commission File Number)	47-4908760 (IRS Employer Identification No.)

6380 Rogerdale Road Houston, Texas (Address of principal executive offices)	77072 (Zip Code)

281-776-7000
(Registrant’s telephone number,
including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously announced, the last day of employment for Jon Kimmins, former chief financial officer of Tailored Brands, Inc. (the “Company”), with the Company was December 31, 2016 (“Termination Date”).  On January 5, 2017, the Company and Mr. Kimmins entered into a Separation Agreement pursuant to which, in addition to the amounts to be received by Mr. Kimmins under his employment agreement, Mr. Kimmins will receive (i) within 15 days of his Termination Date, a payment from the Company in the amount of $275,000 and (ii) on or before April 15, 2017, a payment from the Company equal to the amount, if any, by which the bonus that Mr. Kimmins would have earned under the Company’s annual incentive plan for fiscal 2016 exceeds his target bonus for such fiscal year. In addition to the restrictive covenants under Mr. Kimmins’ employment agreement, pursuant to the Separation Agreement, Mr. Kimmins provides a full release of all claims related to his employment with and/or separation from the Company.

Mr. Kimmins has also agreed to provide consulting and advisory services to the Company through March 31, 2017 in exchange for a one-time consulting fee of $10,000.

The foregoing summary description of the Separation Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Separation Agreement, a copy of which is filed as Exhibit 10.1 hereto and incorporated by reference herein.

Item 9.01                                           Financial Statements and Exhibits.

(d)                                 Exhibits.  The following exhibit is included in this Form 8-K:

Exhibit
Number	Description

10.1	Separation Agreement by and between Tailored Shared Services, LLC and Jon W. Kimmins.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 6, 2017

TAILORED BRANDS, INC.

	By:	/s/ Brian T. Vaclavik
Brian T. Vaclavik
Senior Vice President and Chief Accounting Officer

EXHIBIT INDEX

Exhibit
Number	Description

10.1	Separation Agreement by and between Tailored Shared Services, LLC and Jon W. Kimmins.